COMPUCREDIT HOLDINGS CORPORATION

June 25, 2010

VIA EDGAR

United States Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, D.C.  20549
Attn:           Michael Seaman

Re:	CompuCredit Holdings Corporation Form 10-K for the Fiscal Year Ended December 31, 2009 Form 10-Q for the Quarterly Period Ended March 31, 2010 Form 8-K Filed April 2, 2010 File No. 000-53717

CompuCredit Holdings Corporation (the “Company”) acknowledges that:

•	The Company is responsible for the adequacy and accuracy of the disclosure in its filings under the Securities Exchange Act of 1934, as amended;

•	Staff comments or changes to disclosure in response to Staff comments do not foreclose the Securities and Exchange Commission (the “Commission”) from taking any action with respect to the filings; and

•	The Company may not assert Staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Sincerely yours,

/s/J.Paul Whitehead, III

J.Paul Whitehead, III
Chief Financial Officer